UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013 (July 29, 2013)

Stellus Capital Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00971	46-0937320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 292-5400

Not Applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Stellus Capital Investment Corporation (the “Company”) is party to a Senior Secured Revolving Credit Agreement (the “Credit Facility”), dated as of November 13, 2012, by and among the Company, the lenders party thereto, SunTrust Bank, as a lender and the administrative agent, and SunTrust Robinson Humphrey, Inc., as sole lead arranger and sole book runner.

On July 30, 2013, the Company increased its borrowing capacity under the Credit Facility from $115 million to $135 million by entering into a Commitment Increase Letter Agreement (the “Letter Agreement”), dated as of July 30, 2013, by and among the Company, Cadence Bank, N.A., as a lender, State Street Bank and Trust Company, as a lender, Amegy Bank, N.A., as a lender, and SunTrust Bank, as a lender and the administrative agent. There were no additional material changes to the Credit Facility as a result of the Letter Agreement.

A copy of Letter Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Stellus Capital Investment Corporation (the “Company”) reconvened its Annual Meeting of Shareholders on July 29, 2013 (the “Annual Meeting”). At the Annual Meeting, the Company submitted two proposals to the vote of the shareholders, which are described in detail in the Company’s proxy statement dated April 15, 2013. As of April 1, 2013, the record date for the Annual Meeting, 12,050,272 shares of common stock were eligible to be voted.

The Annual Meeting, originally scheduled for May 23, 2013, was initially postponed until June 27, 2013 in order to provide the Company with additional time to solicit additional votes to approve the two proposals to be considered at the Annual Meeting. On June 27, 2013, the proposal to elect two directors of the Company was submitted to the vote of the shareholders. Of the shares eligible to be voted, 6,124,391 were voted in person or by proxy in connection with the proposal to elect two directors at the Annual Meeting. The Company then determined to adjourn the meeting until July 29, 2013 in order to provide the Company with additional time to solicit additional votes to approve the proposal to issue shares below net asset value per share. On July 29, 2013, 6,263,418 shares were voted in person or by proxy in connection with the proposal to issue shares below net asset value.

Each of the proposals submitted to a vote of the shareholders of the Company at the Annual Meeting was approved as follows:

Proposal 1: Election of Directors

The Company’s shareholders elected Dean D’Angelo and William C. Repko as directors to each serve for a three year term, or until their successors are duly elected and qualified. The following votes were taken in connection with this proposal:

Nominee	Total Votes For	Total Votes Withheld
Dean D’Angelo	5,866,265	258,126
William C. Repko	5,942,451	181,940

Proposal 2: Issuance of Shares Below Net Asset Value

The proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current NAV per share was approved. The following votes were taken in connection with this proposal:

	Votes For	Votes Against	Abstentions
All Stockholders	5,477,932	607,452	178,034
All Stockholders Excluding Affiliates*	5,257,793	607,452	178,034

* Of the 12,050,272 shares of the Company’s common stock eligible to vote as of the record date for the Annual Meeting, 11,829,441 shares of the Company’s common stock were held by persons or entities not affiliated with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Commitment Increase Letter Agreement, dated as of July 30, 2013, by and among the Company, Cadence Bank, N.A., as a lender, State Street Bank & Trust Company, as a lender, Amegy Bank, N.A., as a lender, and SunTrust Bank, as a lender and the administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2013	Stellus Capital Investment Corporation

By: /s/ W. Todd Huskinson
Name: W. Todd Huskinson
Title: Chief Financial Officer